Exhibit 99.1

P R E S S R E L E A S E

Autoliv Buys Back Equity Units at a Discount

(Stockholm, May 24, 2010) – – – Autoliv, Inc. – the global leader in automotive safety systems – today accelerated the exchange into common stock of 27% of the Company’s outstanding equity units. As a result of these transactions, the Company expects to save approximately $2 million through April 2012 in interest expense.

According to separate exchange agreements entered into on May 19, 2010 and May 20, 2010 with holders representing an aggregate of 1,794,880 equity units of Autoliv, the Company will now issue an aggregate of 2,337,112 treasury shares of Autoliv’s common stock and pay an aggregate of $5,723,136 in cash to these holders. The remaining aggregate interest coupons for each equity unit amounts to $4, while the average cost to be paid in these transactions is $3.19 per unit, a discount of 20%.

The closings of these separate transactions are scheduled to occur today.

The Company may, from time to time, repurchase additional equity units.

Each of the exchanges is exempt from the registration requirements of the Securities Act of 1933, as amended, pursuant to Section 3(a)(9) thereof.

Inquiries:
Mats Wallin, CFO	Tel 08 - 587 20 600
Hannes Wadell, Treasury	Tel 08 - 587 20 655

About Autoliv

Autoliv Inc., the worldwide leader in automotive safety systems, develops and manufactures automotive safety systems for all major automotive manufacturers in the world. Together with its joint ventures, Autoliv has 80 facilities with approximately 40,000 employees in 29 countries. In addition, the Company has ten technical centers in nine countries around the world, with 21 test tracks, more than any other automotive safety supplier. Sales in 2010 are expected to amount to US $6.6 billion. The Company’s shares are listed on the New York Stock Exchange (NYSE: ALV) and its Swedish Depository Receipts on the OMX Nordic Exchange in Stockholm (ALIV sdb). For more information about Autoliv, please visit our company website at www.autoliv.com.

Safe Harbor Statement

This press release contains statements that are not historical facts but rather forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (PSLRA). All such statements are based upon our current expectations, various assumptions, and data available from third parties and apply only as of the date of this report. Our expectations and assumptions are expressed in good faith and we believe there is a reasonable basis for them. However, there can be no assurance that forward-looking statements will materialize or prove to be correct as these assumptions are inherently subject to risks and

Autoliv Inc.	Autoliv North America
Klarabergsviadukten 70, Sec. E	26545 American Drive
P. O. Box 703 81, SE-107 24 Stockholm, Sweden	Southfield, MI 48034, USA
Tel +46 (0)8 587 20 623, Fax +46 (0)8 34 44 73	Tel +1 248 475-0427, Fax +1 801 625-6672
e-mail: henrik.kaar@autoliv.com	e-mail: ray.pekar@autoliv.com

P R E S S R E L E A S E

uncertainties such as without limitation, changes in general industry and market conditions, increased competition, changes in consumer preferences for end products, customer losses, bankruptcies, consolidations or restructuring, divestiture of customer brands, fluctuation in vehicle production schedules for which the Company is a supplier, continued uncertainty in program awards and performance, costs or difficulties related to the integration of any new or acquired businesses or technologies, pricing negotiations with customers, product liability, warranty and recall claims and other litigations, possible adverse results of pending or future litigation or infringement claims, legislative or regulatory changes, dependence on customers and suppliers, as well the risks identified in Item 1A “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2009. Except for the Company’s ongoing obligation to disclose information under the U.S. federal securities laws, the Company undertakes no obligation to update publicly any forward-looking statements whether as a result of new information or future events. For any forward-looking statements contained in this or any other document, we claim the protection of the safe harbor for forward-looking statements contained in the PSLRA.

Autoliv Inc.	Autoliv North America
Klarabergsviadukten 70, Sec. E	26545 American Drive
P. O. Box 703 81, SE-107 24 Stockholm, Sweden	Southfield, MI 48034, USA
Tel +46 (0)8 587 20 623, Fax +46 (0)8 34 44 73	Tel +1 248 475-0427, Fax +1 801 625-6672
e-mail: henrik.kaar@autoliv.com	e-mail: ray.pekar@autoliv.com